Exhibit 10.3
EMPLOYEE RESTRICTED STOCK UNIT AGREEMENT
RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) dated as of the Grant Date set forth on Schedule A hereto, by and between RSC Holdings Inc., a Delaware corporation (the “Company”), and the participant whose name appears on Schedule A hereto (the “Participant”).
1. Grant of Restricted Stock Units. The Company hereby evidences and confirms its grant to the Participant, effective as of the Grant Date, of the number of restricted stock units specified on Schedule A hereto (the “Restricted Stock Units”). Except as otherwise provided in this Agreement, this Agreement is subordinate to, and the terms and conditions of the Restricted Stock Units granted hereunder are subject to, the terms and conditions of the RSC Holdings Inc. Amended and Restated Stock Incentive Plan (the “Plan”), which are incorporated by reference herein. If there is any inconsistency between the terms hereof and the terms of the Plan, except as specifically provided herein, the terms of the Plan shall govern. Any capitalized terms used herein without definition shall have the meanings set forth in the Plan.
2. Vesting of Restricted Stock Units. The vesting of the Restricted Stock Units shall be as set forth on Schedule A hereto.
3. Settlement of Restricted Stock Units. Subject to Section 4 and Section 7(d), the Company shall deliver to the Participant one Common Share in settlement of each outstanding Restricted Stock Unit that has vested as provided on Schedule A hereto on the applicable Delivery Date set forth on Schedule A hereto. Subject to Section 4 and Section 7(d), such delivery shall be effectuated by either (A) issuing one or more stock certificates evidencing the Common Shares to the Participant, (B) registering the issuance of the Common Shares in the name of the Participant through a book entry credit in the records of the Company’s transfer agent or (C) in the event of settlement upon a Change in Control, a cash payment equal to the Change in Control Price multiplied by the number of vested Restricted Stock Units. No fractional shares of stock shall be issued in respect of Restricted Stock Units. Fractional Restricted Stock Units shall be settled through a cash payment equal to the Fair Market Value of the Common Shares on the settlement date.
4. Securities Law Compliance.
(a) Notwithstanding any other provision of this Agreement, the Company shall not be required to issue any shares of stock pursuant to this Agreement if the Company reasonably determines that such issuance would be a violation of applicable securities laws. As a condition to the issuance of shares of stock pursuant to this Agreement, the Company may require the Participant to furnish or execute such other documents as the Company shall reasonably deem necessary to comply with or satisfy the requirements of Securities Act of 1933, as amended (the “Securities Act”), applicable state or non-U.S. securities laws or any other law.
(b) Notwithstanding any other provision of this Agreement, the Participant may not sell the Common Shares acquired upon vesting of the Restricted Stock Units unless such shares are registered under the Securities Act, or, if such shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act. The sale of such shares must also comply with other applicable laws and regulations governing the share and Participant may not sell the Common Shares if the Company determines that such sale would not be in material compliance with such laws and regulations.
(c) Any shares issued in respect of this Agreement shall have endorsed thereon appropriate legends as determined by the Company
5. Participant’s Rights with Respect to the Restricted Stock Units.
(a) Restrictions on Transferability. The Restricted Stock Units granted hereby are not assignable or transferable, in whole or in part, and may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including without limitation by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution upon the Participant’s death.
(b) No Rights as Stockholder. The Participant shall have no rights as a stockholder including any voting, dividend or other rights or privileges as a stockholder of the Company with respect to any Common Shares corresponding to the Restricted Stock Units granted hereby unless and until Common Shares are issued to the Participant in respect thereof.
6. Adjustment in Capitalization. The number, class or other terms of any outstanding Restricted Stock Units shall be adjusted by the Compensation Committee to reflect any extraordinary dividend, stock dividend, stock split or share combination or any recapitalization, business combination, merger, consolidation, spin-off, exchange of shares, liquidation or dissolution of the Company or other similar transaction affecting the Common Shares in order to prevent the dilution or enlargement of benefits hereunder; provided, however, that in the event the Restricted Stock Units that are the subject of this Agreement are intended to be “performance-based compensation” for the purposes of Section 162(m) of the Code, no adjustment pursuant to this Section 6 shall be made if such adjustment would cause the Restricted Stock Units to not qualify as such performance-based compensation. For the avoidance of doubt, in the event that there is a Change in Control, the foregoing limitation on the authority of the Compensation Committee shall not apply.
7. Miscellaneous.
(a) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
(b) No Right to Continued Employment. Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate the Participant’s employment at any time, or confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries.
(c) Interpretation. The Compensation Committee shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Award.

Any determination or interpretation by the Compensation Committee under or pursuant to the Plan or this Award shall be final and binding and conclusive on all persons affected hereby.
(d) Tax Withholding. Unless otherwise determined by the Board, on or before the Delivery Date defined on Schedule A, the Participant shall deliver to the Company full payment of any amounts required to satisfy the Company’s withholding obligations related to the federal, state, local and foreign taxes or other similar taxes, charges or fees which arise in connection with the delivery of the Common Shares. Such payment may be made in one or more of the following forms: (i) cash, or cash equivalents satisfactory to the Company in United States dollars; or (ii) provided that on the Delivery Date the Common Shares are publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Shares, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate withholding amount to the Company from the sales proceeds. Additionally, the Board, in its sole discretion and subject to such terms and conditions as it may establish, may permit the Participant to elect to tender a whole number of Common Shares issuable pursuant to the Restricted Stock Units to satisfy, in whole or in part, the Company’s withholding obligations related to the federal, state, local and foreign taxes or other similar taxes, charges or fees which arise in connection with the delivery of the Common Shares. In no event shall any whole number of Common Shares so tendered have a Fair Market Value, determined on the Delivery Date, in excess of the minimum amount required to be withheld by law (or such lower amount as may be necessary to avoid adverse accounting consequences with respect to the Restricted Stock Units). Any adverse consequences to the Participant arising in connection with such share withholding procedure shall be the Participant’s sole responsibility.
(e) Forfeiture for Financial Reporting Misconduct. If the Company is required to prepare an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the securities laws, and if the Participant knowingly or grossly negligently engaged in the misconduct or knowingly or grossly negligently failed to prevent the misconduct as determined by the Compensation Committee, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, then the Participant shall forfeit and disgorge to the Company (i) any Restricted Stock Units granted or vested and all gains earned or accrued due to the sale of any Common Shares received in respect of the Restricted Stock Units during the 12-month period following the filing of the financial document embodying such financial reporting requirement and (ii) any Restricted Stock Units that vested based on the materially non- complying financial reporting.
(f) Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.
(g) Participant Acknowledgements. By entering into this Agreement and accepting the Restricted Stock Units evidenced hereby, the Participant understands and acknowledges: (A) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (B) that the Award does not create any contractual or other right to receive future grants of Awards; (C) that participation in the Plan is voluntary; (D) that the future value of the Common Shares is unknown and cannot be predicted with certainty; (E) that the Company has advised that the Participant should seek independent professional advice regarding the tax and financial consequences of the Restricted Stock Units; (F) that the Company has not provided the Participant with any tax or financial advice relating to the Restricted Stock Units; (G) that any tax or financial information provided by the Company that relates to the Restricted Stock Units is for informational purposes only and may not be relied upon by the Participant; (H) that, as of the Grant Date, this Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the grant of the Restricted Stock Units subject to this Agreement and supersede all prior oral and written agreements on that subject; (I) that the value of the Restricted Stock Units subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides; (J) that the Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans; (K) that the award represented by this Agreement is unfunded such that the Participant’s rights pursuant to this Agreement are those of an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares pursuant to this Agreement; (L) that nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Participant and the Company or any other person; (M) that if the Participant is a “specified employee” as defined in Section 409A of the Code, the provisions of Article XIV of the Plan may apply; and (N) that the Participant has received a copy of the Plan and the RSC Holdings Inc. Amended and Restated Stock Incentive Plan Prospectus.
(h) Limitation of Benefits. Section 9.3 of the Plan shall not apply to the Restricted Stock Units. Instead, the following provisions of this Section 7(h) shall apply to the Restricted Stock Units. If, whether as a result of accelerated vesting, the grant of an Alternative Award, as described in Section 9.2 of the Plan, or otherwise, the Participant would receive any payment, deemed payment or other benefit that, by itself or together with any other payment, deemed payment or other benefit the Participant may receive under any other plan, program, policy or arrangement, would (1) constitute a “parachute payment” under Section 280G of the Code, and (2) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code, then, notwithstanding anything in this Agreement to the contrary, the payments, deemed payments or other benefits such Participant would otherwise receive under this Agreement and any other relevant agreement shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the payment(s) or other benefits that would result in no portion of any such payment(s) or other benefits being subject to such excise tax or (y) the largest portion, up to and including the total, of the payment(s) or other benefits, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the payment(s) or other benefits may be subject to such excise tax. If a reduction in payments and/or benefits is necessary, such reduction shall occur in the manner that results in the greatest economic benefit to the Participant. If more than one such manner of reduction of payments and/or benefits pursuant to the preceding sentence will result in the same economic benefit to the Participant, such payments and/or benefits shall be reduced pro rata.
(i) Employee Data Privacy. The Participant understands that the Company, and/or its Affiliates hold certain personal information about the Participant, including but not limited to the

Participant’s name, home address, telephone number, date of birth, national social security or social insurance number, salary, nationality, job title, and details of all Common Shares granted, cancelled, vested, unvested, or outstanding (the “Personal Data”). Certain Personal Data may also constitute “Sensitive Personal Data” within the meaning of applicable local law. Such data include but are not limited to Personal Data and any changes thereto, and other appropriate personal and financial data about the Participant. The Participant hereby provides express consent to the Company and/or its Affiliates to collect, hold, and process any such Personal Data and Sensitive Personal Data. The Participant also hereby provides express consent to the Company and/or its Affiliates to transfer any such Personal Data and Sensitive Personal Data outside the country in which the Participant is employed or retained, including the United States. The legal persons for whom such Personal Data are intended are the Company, its Affiliates and any company providing services to the Company or its Affiliates in connection with the administration of the Plan. The Participant has been informed of the Participant’s right to access and correct the Participant’s Personal Data by applying to the Company’s Human Resources Department.
(j) Authorization of Electronic Delivery. By executing this Agreement, Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Restricted Stock Units via Company web site or other electronic delivery. The Participant understands that any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s website, intranet, or designated internet site and consents to such electronic delivery as a condition of the grant of the Restricted Stock Units.
(k) Headings and Captions. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(l) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the Grant Date.

RSC HOLDINGS INC.
By:
	Name:	Kevin J. Groman
	Title:	SVP and General Counsel

PARTICIPANT:

Print Name:

SCHEDULE A
TIME-BASED VESTING
(Not intended to be performance-based compensation for Section 162(m) purposes)
Name of Participant:
Restricted Stock Units: [insert]
Grant Date: [insert]
1. Definitions. For the purposes of this Schedule A, the following definitions shall apply:
(a) “Continuous Service with the Company” shall mean uninterrupted service by the Participant as an employee, director or independent contractor for the Company or any of its Subsidiaries. For the purposes of the foregoing, a leave of absence shall not be considered uninterrupted service except as provided in writing by the Company or as required by law.
(b) “Delivery Date” shall mean the first business day following the date the Restricted Stock Unit vests, or as soon thereafter as practicable (but no later than the earlier of (i) the date that is 90 days after the date the Restricted Stock Unit vests or (ii) the December 31 of the calendar year that includes the Vesting Date). Notwithstanding the foregoing, in the event of vesting due to a Normal Retirement, the Delivery Date shall be determined as if the date the Restricted Stock Unit vested was the Vesting Date.
(c) “Involuntary Termination Without Cause” shall mean a termination of the Participant’s Continuous Service with the Company other than (A) a Special Termination, (B) a voluntary termination effectuated by the Participant or (C) an involuntary termination effectuated by the Company for Cause as defined in the Plan.
(d) “Vesting Date” shall mean                                                               .
(e) “Vesting Proration Fraction” shall mean a fraction the numerator of which is the number of days elapsed from the Grant Date through the Proration Date and the denominator of which is the number of days from the Grant Date to the Vesting Date. In the event of a Special Termination, the Proration Date shall be the date of the Special Termination. In the event of an Involuntary Termination Without Cause, the Proration Date shall be the date of such Involuntary Termination Without Cause.
2. Vesting. The Restricted Stock Units shall vest and become nonforfeitable, if at all, as follows:
(a) Continuous Service Until the Vesting Date. If the Participant remains in Continuous Service with the Company until the Vesting Date, 100% of the unvested and outstanding Restricted Stock Units shall become vested and nonforfeitable on the Vesting Date.

(b) Termination of Continuous Service.
(A) Special Termination. If the Participant’s Continuous Service with the Company is terminated due to a Special Termination (i.e., by reason of death or Disability) prior to the Vesting Date and prior to a Change in Control, the unvested and outstanding Restricted Stock Units shall become vested and nonforfeitable to the extent of the number of such unvested Restricted Stock Units multiplied by the Vesting Proration Fraction on the date of such Special Termination. The remainder of each Restricted Stock Unit shall be forfeited and canceled as of the date of such Special Termination.
(B) Involuntary Termination Without Cause. If the Participant’s Continuous Service with the Company is terminated due to an Involuntary Termination Without Cause prior to the Vesting Date and prior to a Change in Control, the unvested and outstanding Restricted Stock Units shall become vested and nonforfeitable to the extent determine by the Board, in its sole discretion; provided, however, that the maximum number of Restricted Stock Units that become vested shall not exceed the number of such unvested Restricted Stock Units multiplied by the Vesting Proration Fraction on the date of such Involuntary Termination Without Cause. The remainder of each Restricted Stock Unit shall be forfeited and canceled as of the date of such Involuntary Termination Without Cause.
(C) Change in Control. If the Participant’s Continuous Service with the Company is terminated due to a Special Termination (i.e., by reason of death or Disability) or an Involuntary Termination Without Cause prior to the Vesting Date and on or after the effective date of the Change in Control, all of the then unvested and outstanding Restricted Stock Units shall become vested and nonforfeitable on the date of such Special Termination or Involuntary Termination Without Cause.
(D) Normal Retirement. If the Participant’s Continuous Service with the Company is terminated due to the Participant’s Normal Retirement prior to the date that all of the Restricted Stock Units become vested and nonforfeitable, all of the Restricted Stock Units that are not vested and nonforfeitable shall become vested and nonforfeitable on the effective date of such Normal Retirement.
(E) Termination of Continuous Service for Any Other Reason. If the Participant’s Continuous Service with the Company is terminated prior to the Vesting Date for any reason, all unvested Restricted Stock Units after the application of the foregoing provisions of this Section 2(b) shall immediately be forfeited and canceled effective as of the date on which the Participant’s Continuous Service with the Company is terminated.

SCHEDULE A
PERFORMANCE-BASED VESTING
(Intended to be performance-based compensation for Section 162(m) purposes)
Name of Participant:
Maximum Restricted Stock Units:
Target Stock Units:
Performance Period: Fiscal years
Grant Date:
1. Definitions. For the purposes of this Schedule A, the following definitions shall apply:
(a) “Continuous Service with the Company” shall mean uninterrupted service by the Participant as an employee, director or independent contractor for the Company or any of its Subsidiaries. For the purposes of the foregoing, a leave of absence shall not be considered uninterrupted service except as provided in writing by the Company or as required by law.
(b) “Delivery Date” shall mean the first business day following the Committee Determination Date (as defined below), or as soon thereafter as practicable (but no later than the earlier of (i) the date that is 90 days after the date the Restricted Stock Unit vests or (ii) the December 31 of the calendar year that includes the Vesting Date). In the event of a Change in Control that does not result in acceleration of vesting pursuant to Section 9.1 of the Plan (i.e., there is an Alternative Award for the Restricted Stock Units as described in Section 9.2 of the Plan), “Delivery Date” shall mean the date the Restricted Stock Unit vests, or as soon thereafter as practicable (but no later than the earlier of (i) the date that is 90 days after the date the Restricted Stock Unit vests or (ii) the December 31 of the calendar year that includes the Vesting Date).
(c) “Employment Percentage” shall be determined as follows:
(A) Continuous Service Until the Vesting Date. If the Participant remains in Continuous Service with the Company until                                          , the Employment Percentage shall be                     %. Except as provided in Section 1(c)(B), prior to the                                           the Employment Percentage shall be zero.
(B) Termination of Continuous Service.
(i) Special Termination. If the Participant’s Continuous Service with the Company is terminated prior to the Vesting Date and prior to a Change in Control due to a Special Termination (i.e., by reason of the Participant’s death or Disability), the Employment Percentage shall be 100% multiplied by the Vesting Proration Fraction.

(ii) Involuntary Termination Without Cause. If the Participant’s Continuous Service with the Company is terminated prior to the Vesting Date and prior to a Change in Control due to an Involuntary Termination Without Cause, the Employment Percentage shall be determine by the Board, in its sole discretion; provided, however, that the maximum value for the Employment Percentage shall be 100% multiplied by the Vesting Proration Fraction.
(iii) Change in Control. If the Participant’s Continuous Service with the Company is terminated due to a Special Termination (i.e., by reason of death or Disability) or an Involuntary Termination Without Cause prior to the Vesting Date and on or after the effective date of the Change in Control, the Employment Percentage shall be 100%.
(iv) Termination of Continuous Service for Any Other Reason. If the Participant’s Continuous Service with the Company is discontinued prior to the Vesting Date for any reason and the Employment Percentage is zero percent (0%) following the application of the foregoing provisions of this Section 1(c)(B), all unvested Restricted Stock Units shall immediately be forfeited and canceled effective as of the date on which the Participant’s Continuous Service with the Company is terminated.
(d) “Involuntary Termination Without Cause” shall mean a termination of the Participant’s Continuous Service with the Company other than (A) a Special Termination, (B) a voluntary termination effectuated by the Participant or (C) an involuntary termination effectuated by the Company for Cause as defined in the Plan.
(e) “Percentage of Target Stock Units Earned” shall be determined as follows:
(A) Notwithstanding the provisions of Section 9.2 of the Plan, in the event of a Change in Control, the Percentage of Target Stock Units Earned shall be 100%.
(B) In all other cases, the Percentage of Target Stock Units Earned shall be determined as set forth in Section 2(b) of this Schedule A.
(f) “Vesting Date” shall mean the 15th day following the last day of the Performance Period.
(g) “Vesting Proration Fraction” shall mean a fraction the numerator of which is the number of days elapsed from the Grant Date through the Proration Date and the denominator of which is the number of days from the Grant Date to the Vesting Date. In the event of a Special Termination, the Proration Date shall be the date of the Special Termination. In the event of an Involuntary Termination Without Cause, the Proration Date shall be the date of such Involuntary Termination Without Cause.
2. Vesting formula.

(a) General. The number of Restricted Stock Units that vest and become nonforfeitable shall be equal to the number of Target Stock Units multiplied by the Percentage of Target Stock Units Earned multiplied by the Employment Percentage. No agreement entered into after the Grant Date will be effective to amend, alter or waive satisfaction of the conditions of the preceding formula unless such agreement specifically refers to this Agreement.
(b) Determination of the Percentage of Target Stock Units Earned Other than in a Change in Control. The following table sets forth the percentage of the Target Stock Units earned at the indicated performance levels (the “Actual Performance”) over the Performance Period:
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No later than the earlier of (a) thirty (30) days after the receipt by the Compensation Committee of the audited financial statements for the last year of the Performance Period or (b) sixty (60) days after the Vesting Date, the Compensation Committee will determine (the date of such determination being the “Committee Determination Date”) the Percentage of Target Stock Units Earned (i.e., will determine the Actual Performance and the relevant percentage associated with such Actual Performance). No Restricted Stock Units will be deemed to be vested based upon the attainment of the performance conditions unless and until the Compensation Committee makes such determination. Furthermore, the Compensation Committee shall have the sole and absolute discretion to reduce the Percentage of Target Stock Units Earned below the percentage determined based on Actual Performance. In no event will the Compensation Committee have discretion to increase the Percentage of Target Stock Units Earned above the percentage determined based on Actual Performance.